For Immediate Release

BCE files 2017 annual report on Form 40-F

MONTRÉAL, March 14, 2018 – BCE Inc. (TSX, NYSE: BCE) today announced the filing of its 2017 annual report on Form 40-F with the U.S. Securities and Exchange Commission (SEC).

BCE’s Form 40-F includes audited financial statements for the year ended December 31, 2017, and is available on BCE’s website at BCE.ca in the Investors section and on the SEC’s website at SEC.gov.

Holders of BCE securities may receive a printed copy of BCE’s audited financial statements at no charge by contacting BCE Investor Relations by phone at 1-800-339-6353, by email at investor.relations@bce.ca or by mail at 1, carrefour Alexander-Graham-Bell, Building A, 8th Floor, Verdun, Québec H3E 3B3.

About BCE

BCE is Canada’s largest communications company, providing advanced broadband wireless, TV, Internet and business communication services throughout the country. Bell Media is Canada’s premier multimedia company with leading assets in television, radio, out of home, and digital media. To learn more, please visit Bell.ca or BCE.ca.

The Bell Let’s Talk initiative promotes Canadian mental health with national awareness and anti-stigma campaigns like Bell Let’s Talk Day, and provides significant Bell funding of community care and access, research and workplace initiatives. To learn more, please visit Bell.ca/LetsTalk.

Media inquiries:

Jean Charles Robillard

514-870-4739

jean_charles.robillard@bell.ca

Investor inquiries:

Thane Fotopoulos

514-870-4619

thane.fotopoulos@bell.ca